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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                                OCTOBER 7, 1997

                                ----------------


                              LA QUINTA INNS, INC.
             (Exact name of registrant as specified in its charter)

            TEXAS                     1-7790              74-1724417
(State or other jurisdiction       (Commission         (I.R.S. Employer
of incorporation or organization)  File Number)      Identification Number)

                                 WESTON CENTRE
                              112 E. PECAN STREET
                                 P.O. BOX 2636
                         SAN ANTONIO, TEXAS 78299-2636
                    (Address of principal executive offices)
                                 (210) 302-6000
                        (Registrant's telephone number)

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ITEM 5.   OTHER EVENTS.

     On October 3, 1997, La Quinta Inns, Inc. (the "Company" or "La Quinta") announced the following information regarding the third quarter of 1997.

     Occupancy for the third quarter was 75.0%, a 1.5 occupancy point improvement over the same quarter of the prior year. This follows a one occupancy point improvement in the second quarter and shows signficant progress toward achieving La Quinta's initial objective of increasing occupancy and market share upon completion of the Gold Medal rooms program.

     The relative improvements in ADR for July and August 1997 over the comparable months in 1996 were unfavorably impacted by substantial rate premiums achieved during last year's Olympics as well as the unit level pricing decisions in 1997 which contributed to the significant improvement in occupancy in the third quarter. This resulted in an ADR increase for the quarter of 3.6% over the 1996 quarter and a REVPAR increase of 5.8%. The month of September achieved an 7.6% REVPAR improvement over the same month of 1996, which was not impacted by the Olympics.

     At the end of the quarter, La Quinta operated approximately 33,200 rooms including 3,150 new rooms in 24 new Inn and Suite hotels. A number of Inn and Suites hotels which were anticipated to open earlier in the year will now open between October and December 1997. While the company continues to anticipate having 36 Inn and Suites hotels open at the end of the year, this delay has resulted in fewer available rooms and slower revenue growth in the third and fourth quarters of 1997 than previously expected. These rooms will be in service for the full 1998 year and La Quinta anticipates an approximate 10% increase in available rooms for 1998 over 1997. This will result in approximately 35,000 rooms open at the end of 1997 and 38,500 by the end of 1998.

     As a result of the above factors, revenue increased by 13.1% to approximately $138 million in the third quarter of 1997, a significant increase over the comparable 1996 quarter but below many analyst estimates.

     Although the accounting records are not closed for the quarter, it is anticipated that the third quarter EBITDA margin will increase to approximately 49% resulting in a 15% increase in EBITDA over the same quarter of the prior year.

     Depreciation and interest expense resulting from capital expenditures for the Gold Medal rooms program and the construction of new Inn and Suites hotels are also exceeding most analyst estimates.

     Net earnings for the quarter are estimated to be approximately $29 to $30 million, or 36 to 37 cents per share, compared to $20 million, or 25 cents per share, during the third quarter of 1996. Net earnings for the 1997 quarter will include gains on property transactions of $5.4 million, net of tax, or 7 cents per share.

     During the quarter, the company purchased approximately one million shares of its common stock under its stock repurchase plan. As a result, the weighted average number of common and common equivalent shares outstanding for the quarter declined to 80,027,661. In addition, La Quinta's Board of Directors has now authorized the repurchase of up to another $10 million of the company's Common Stock under its existing stock repurchase program. Such repurchases would be made from time to time in open market and in private transactions as deemed appropriate by the company, with all repurchased shares becoming treasury shares.

     These statements about estimated results are preliminary and are based on currently available information and management assumptions. The Company anticipates releasing its third quarter earnings on October 21.

ITEM 7.   FINANCIAL STATEMENTS, FINANCIAL INFORMATION AND EXHIBITS.

(c)  Exhibits

1. Distribution Agreement, dated as of October 7, 1997, by and between Registrant, Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and NationsBanc Montgomery Securities, Inc.

4.1 Officer's Certificate pursuant to the Indenture, dated as of September 15, 1995 by and between Registrant and U.S. Trust Company of Texas, N.A., as Trustee (without exhibits).

4.2  Form of Fixed Rate Note described in Exhibit 4.1

4.3  Form of Floating Rate Note described in Exhibit 4.1.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       LA QUINTA INNS, INC.



                                       By: /s/ Gary L. Mead
                                           ------------------------------------
                                           Gary L. Mead
                                           President and
                                           Chief Executive Officer

Date: October 7, 1997


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                                 EXHIBIT INDEX

EXHIBIT
NUMBER            DESCRIPTION                                                            PAGE
-------           -----------                                                            ----
  1.              Distribution Agreement, dated as of October 7, 1997, by and between Registrant, Morgan Stanley & Co. Incorporated,
                  Goldman, Sachs & Co. and NationsBanc Montgomery Securities,
                  Inc.

  4.1 Officer's Certificate pursuant to the Indenture, dated as of September 15, 1995 by and between Registrant and U.S. Trust
                  Company of Texas, N.A., as Trustee (without exhibits).

  4.2             Form of Fixed Rate Note described in Exhibit 4.1

  4.3             Form of Floating Rate Note described in Exhibit 4.1.




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